Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ParkerVision, Inc.
9446 Philips Highway, Suite 5A
Jacksonville, FL  32256

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2019, relating to the consolidated financial statements of ParkerVision, Inc. (the “Company”), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
Jacksonville, FL 32202
August 21, 2019